EXHIBIT 6(i)
THIS FILING SHALL BECOME EFFECTIVE AT 12:01 A.M. ON NOVEMBER 10, 1992 ARTICLES OF DOMESTICATION
OF
FIDELITY INVESTMENTS LIFE INSURANCE COMPANY
 1. The name of the corporation is Fidelity Investments Life Insurance Company (the "Corporation").
 2. The Corporation was incorporated under the laws of the Commonwealth of Pennsylvania.
 3. The Corporation's Articles of Agreement were approved by the Secretary of the Commonwealth of Pennsylvania on May 13, 1981. On that date the Corporation was known as Independence Square Pension Life Insurance Company.
  The period of duration of the Corporation is perpetual.
 4. The Corporation is organized for the following purposes:
  (1) To insure the lives of persons, and every insurance appertaining thereto; to grant and dispose of annuities, including variable life insurance contracts and variable annuity contracts under which values or payments or both vary in relation to the investment experience of the issuer or a separate account or accounts maintained by the issuer and to insure against personal injury, disablement, or death resulting from traveling or general accidents, and against disablement resulting from sickness, and every insurance appertaining thereto, when written as a part of a policy of life insurance.
  (2) To insure against personal injury, disablement, or death resulting from traveling or general accidents, and against disablement resulting from sickness, and every insurance appertaining thereto.
 5. The aggregate number of shares which the Corporation has authority to issue is one million (1,000,000) shares, each with a par value of Ten Dollars ($10.00).
 6. The shares of the Corporation are not divided into classes.
 7. The Corporation has not issued any preferred shares or any class of special shares.
 8. The Corporation will not commence business until consideration of the value of at least $1,000 has been received for the issuance of shares. The stated capital of the corporation is Three Million Dollars ($3,000,000).
 9. No shareholder shall have any preemptive rights regarding any shares of the Corporation.
 10. The Corporation's Registered Agent in the State of Utah is Prentice-Hall Corporation System, Inc. The address of the Registered Agent is One Utah Center, 201 South Main Street, Salt Lake City, Utah 84111.
 11. There shall be a number of Directors neither less than seven nor more than fourteen (14).
 12. The number of Directors constituting the Board of Directors on this date is seven. Said directors are Edward C. Johnson 3d, J. Gary Burkhead, James C. Curvey, Robert C. Pozen, John J. Remondi and Rodney R. Rohda. The address of each Director is 82 Devonshire Street, Boston, Massachusetts 02109.
 13. The incorporators of the Corporation are David C. Weinstein, David J. Pearlman and Gregory A. Ball. The address of each of them is 82 Devonshire Street, Boston, Massachusetts 02109.
14.  The Corporation does hereby accept the Utah Constitution.
 15. Pursuant to Utah Business Corporation Act (sub-section)16-10-51.5, (a) the Corporation shall continue as if it had been incorporated under the laws of the State of Utah on May 13, 1981, and (b) these Articles of Domestication, upon the issuance of the certificate of domestication by the Division of Corporations and Commercial Code, shall constitute the articles of incorporation of the Corporation.
16. The filing and acceptance of these Articles of Domestication and their acceptance by the Utah Department of Commerce shall not alter the status of debts previously incurred by the Corporation.
 IN WITNESS WHEREOF, the undersigned have set their hand on the 14th day of October, 1992.
 \s\ Gregory A. Ball    \s\ David J. Pearlman
 Gregory A. Ball    David J. Pearlman
 Incorporator     Incorporator
 \s\ David C. Weinstein   \s\ Samantha Suvak
 David C. Weinstein    Prentice - Hall Corporation System, Inc.
 Incorporator     Registered Agent
       By Samantha Suvak, Assistant Secretary

Note to file:
 Send form of Articles of Domestication to Division of Corporations
 Utah Department of Commerce
 P.O. Box 45801
 Salt Lake City, Utah  84145-0801
 Attn:  Janeen Erickson
 Erickson (new name Standing) can review document for form and state whether it will be approved when filed.
 Commerce Dept. says that three incorporators and registered agent must sign articles.
June 5, 1992
Division of Corporations
Utah Department of Commerce
P.O. Box 45801
Salt Lake City, Utah  84145-0801
Attn:  Janeen Erickson
Re: Fidelity Investments Life Insurance Company
 Proposed Articles of Domestication
Dear Ms. Erickson:
 Enclosed for your review are proposed Articles of Domestication for Fidelity Investments Life Insurance Company. Please review them and advise me whether they are in the proper form. Please also advise me of what additional papers, if any, the Department will require with this filing, the amount of the filing fee, and whether the fee must be paid in a particular form, such as a certified check.
 The process of domestication of this company is a complicated one involving your Department, the Insurance Department, and regulators in Pennsylvania. It would be a great help if the Articles of Domestication could be filed with a delayed effective date. Please advise me how this can be done.
 Thank you for your assistance. Please do not hesitate to call me, collect if necessary, to discuss the contents of this letter and any other relevant matters that I may have missed.
    Sincerely,